FIFTH AMENDMENT TO CREDIT AGREEMENT

    THIS FIFTH AMENDMENT TO CREDIT AGREEMENT, dated as of February 19, 2021 (this "Amendment"), is by and among SIFCO Industries, Inc., an Ohio corporation (“SIFCO”), and Quality Aluminum Forge, LLC, an Ohio limited liability company (“Quality Forge” and, together with SIFCO, collectively, the “Borrowers” and each, individually, a “Borrower”), any other Loan Parties party hereto, and JPMorgan Chase Bank, N.A., a national banking association (the “Lender”).

RECITALS

    A.    The Borrowers, any other Loan Parties party thereto, and the Lender are parties to a Credit Agreement dated as of August 8, 2018 (as amended and as it may be further amended or modified from time to time, the “Credit Agreement”).

    B.    The Borrowers and any other Loan Parties desire to amend the Credit Agreement, and the Lender is willing to do so in accordance with the terms hereof.

    TERMS

    In consideration of the premises and of the mutual agreements herein contained, the parties agree as follows:

    ARTICLE I. AMENDMENTS. Upon fulfillment of the conditions set forth in Article III hereof, the Credit Agreement shall be amended effective as of the date hereof as follows:

    1.1    Section 1.05 of the Credit Agreement is restated as follows:

    SECTION 1.05.    Interest Rates; LIBOR Notifications. The interest rate on Eurodollar Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. REVLIBOR30 Screen Rate, used for determining the REVLIBOR30 Rate (Loans accruing interest at such rate, the “REVLIBOR30 Rate Loans”) is also derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on REVLIBOR30 Rate Loans and/or Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that a Benchmark Transition Event occurs, Section 2.13 provides a mechanism for determining an alternate rate of interest. The Lender will notify the Borrower Representative in advance of any change to the reference rate upon which the interest rate on REVLIBOR30 Rate Loans and/or Eurodollar Loans is based. However, the Lender does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definitions of “REVLIBOR30 Screen Rate” and “LIBO Rate” or with respect to any alternative or successor rates thereto, or replacement rates thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted, will be similar to, or produce the same value or economic equivalence of, the REVLIBOR30 Screen Rate or the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

    1.2    The following new Sections 1.06 and 1.07 are added to Article I of the Credit Agreement:

    SECTION 1.06.     Letters of Credit. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Agreement related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrowers and the Lender shall remain in full force and effect until the Lender shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

    SECTION 1.07.    Divisions. For all purposes under the Loan Documents, in connection with any Division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

    1.3    The following is added to the beginning of Section 2.13(a) of the Credit Agreement: “Subject to clause (c) of this Section 2.13,”.

    1.4    The following is added to the end of Section 2.13(a)(1) of the Credit Agreement prior to the “and” therein: “provided that no Benchmark Transition Event shall have occurred at such time;”.

    1.5    Section 2.13(a)(2) of the Credit Agreement is restated as follows:

    (2)     the Lender determines the Adjusted LIBO Rate or the LIBO Rate, as applicable, for a Loan bearing interest at the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to the Lender of making or maintaining its Loans included in such Borrowing for such Interest Period;

    1.6    Section 2.13(c) of the Credit Agreement is restated as follows:

    (c)    If a Benchmark Transition Event occurs, then the Lender may, by notice to the Borrower representative, select an alternative rate of interest for the REVLIBOR30 Rate and the LIBO Rate that gives due consideration to the then-evolving or prevailing market convention for determining a rate of interest for loans in U.S. Dollars at such time (the “Alternate Rate”); the Borrowers acknowledge that the Alternate Rate may include a mathematical adjustment using any then-evolving or prevailing market convention or method for determining a spread adjustment for the replacement of the REVLIBOR30 Rate and the LIBO Rate, as applicable. For the avoidance of doubt, all references to the REVLIBOR30 Rate and the LIBO Rate, shall be deemed to be references to the Alternate Rate when the Alternate Rate becomes effective in accordance with this Section. In addition, the Lender will have the right, from time to time by notice to the Borrower Representative, to make technical, administrative or operational changes (including, without limitation, changes to the definition of “CB Floating Rate”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest and other administrative matters) that the Lender decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of the Alternate Rate. The Alternate Rate, together with all such technical, administrative and operational changes as specified in any notice, shall become effective at the later of (i) the fifth (5th) Business Day after the Lender has provided notice to the Borrower Representative (the “Notice Date”) and (ii) a date specified by the Lender in the notice, without any further action or consent of the Borrowers, so long as the Lender has not received, by 5:00 p.m. Eastern time on the Notice Date, written notice of objection to the Alternate Rate from the Borrower Representative. Any determination, decision, or election that may be made by the Lender pursuant to this Section, including any determination with respect to a rate or adjustment or the occurrence or non-occurrence of an event, circumstance or date, and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from the Borrowers, other than as provided in the immediately preceding sentence with respect to the Borrower Representative’s right to provide an objection to the Alternate Rate. Until an Alternate Rate shall be determined in accordance with this Section, the interest rate on REVLIBOR30 Rate Loans and Eurodollar Loans shall be equal to the sum of (A) the greater of (x) Prime Rate and (y) 2.50%, plus (B) the Applicable Margin for CBFR Loans. In no event shall the Alternate Rate be less than 0.00%.

    1.7    The reference in Section 6.04(f) of the Credit Agreement to “$50,000” is replaced with a reference to “$150,000”.

    1.8    The following definitions are added to the Definitions Schedule to the Credit Agreement:

    “Alternate Rate” has the meaning assigned to such term in Section 2.13(c).

    “Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Rate and the REVLIBOR30 Rate:

    (a)    a public statement or publication of information by or on behalf of the administrator of the LIBO Screen Rate and REVLIBOR30 Screen Rate announcing that such administrator has ceased or will cease to provide the LIBO Screen Rate and REVLIBOR30 Screen Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate and REVLIBOR30 Screen Rate; or

    (b)    a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate and REVLIBOR30 Screen Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Screen Rate and REVLIBOR30 Screen Rate, a resolution authority with jurisdiction over the administrator for the LIBO Screen Rate and REVLIBOR30 Screen Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Screen Rate and REVLIBOR30 Screen Rate, which states that the administrator of the LIBO Screen Rate and REVLIBOR30 Screen Rate has ceased or will cease to provide the LIBO Screen Rate and REVLIBOR30 Screen Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate and REVLIBOR30 Screen Rate; or

    (c)    a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate and REVLIBOR30 Screen Rate announcing that the LIBO Screen Rate and REVLIBOR30 Screen Rate are no longer representative.

“Fifth Amendment” means the Fifth Amendment to this Agreement.

    “Fifth Amendment Effective Date” means the date the Fifth Amendment becomes effective pursuant to the date thereof.

    “IBA” has the meaning assigned to such term in Section 1.05.

    “Notice Date” has the meaning assigned to such term in Section 2.13(c).

    “Reuters” means, as applicable, Thomson Reuters Corp, Refinitiv, or any successor thereto.

    “REVLIBOR30 Rate Loans” has the meaning assigned to such term in Section 1.05.

    1.9    The following definitions in the Definitions Schedule to the Credit Agreement are restated as follows:

    “CBFR”, when used in reference to: (a) a rate of interest, refers to the REVLIBOR30 Rate, unless the REVLIBOR30 Rate shall not be available at such time, then it refers to the CB Floating Rate (unless an Alternate Rate shall have been established in accordance with Section 2.13), and (b) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the REVLIBOR30 Rate or the CB Floating Rate.

    “REVLIBOR30 Rate” means the London interbank offered rate administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) for a one (1) month period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as shall be selected by the Lender in its reasonable discretion; in each case the “REVLIBOR30 Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the first Business Day of each month, adjusted monthly on the first Business Day of each month; provided that, (x) if the REVLIBOR30 Screen Rate shall be less than 0%, the REVLIBOR30 Screen Rate shall be deemed to be 0% for purposes of this Agreement and (y) if the REVLIBOR30 Screen Rate shall not be available at such time for such a period, then the REVLIBOR30 Rate shall be equal to the CB Floating Rate (unless an Alternate Rate shall have been established in accordance with Section 2.13). Any change in the REVLIBOR30 Rate shall be effective from and include the effective date of such change.

    “Revolving Commitment” means the commitment of the Lender to make Revolving Loans hereunder up to the amount set forth in the Terms Schedule.

    1.10    The reference in Section 1 of the Terms Schedule to the Credit Agreement to “$30,000,000” is replaced with a reference to “$28,000,000”.

    1.11    The reference in Section 2 of the Terms Schedule to the Credit Agreement to “August 6, 2021” is replaced with a reference to “February 19, 2024”.

    1.12    The table in Section 3 of the Terms Schedule to the Credit Agreement is replaced with the following table:

Category Criteria - Fixed Charge Coverage Ratio	REVLIBOR30	CBFR Spread CB Floating Rate	Eurodollar Spread	Commitment Fee Rate
Category 1 Fixed Charge Coverage Ratio < 1.15:1.0	2.25%	- 0.25%	2.25%	0.25%
Category 2 Fixed Charge Coverage Ratio < 1.50:1.0 but ≥ 1:15:1.0	2.00%	- 1.00%	2.00%	0.25%
Category 3 Fixed Charge Coverage Ratio ≥ 1:50:1.0	1.75%	- 1.250%	1.75%	0.25%

    1.13    The following is added to the end of Section 3 of the Terms Schedule to the Credit Agreement:

If at any time the Lender determines that such financial statements upon which the Applicable Margin was determined were incorrect (whether based on a restatement, fraud or otherwise), the Borrowers shall be required to retroactively pay any additional amount that the Borrowers would have been required to pay if such financial statements had been accurate at the time they were delivered.

    1.14    The reference in Section 5 of the Terms Schedule to the Credit Agreement to “$1,000,000” is replaced with a reference to “$2,000,000”.

    1.15    The reference in Section 11 of the Terms Schedule to the Credit Agreement to “$100,000” is replaced with a reference to “$500,000”.

    1.16    Section (g)(iii) of the Reporting Schedule to the Credit Agreement is restated as follows:

    (iii) a worksheet of calculations prepared by the Borrowers to determine Eligible Accounts and Eligible Export-Related Accounts and Eligible Inventory and Eligible Export-Related Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Accounts and Eligible Export-Related Accounts and Eligible Inventory and Eligible Export-Related Inventory and the reason for such exclusion;

    1.17    Section B(ii)(b) of the Financial Covenants Schedule to the Credit Agreement is restated as follows:

    (b) at any time on or after the Fifth Amendment Effective Date, Combined Availability was less than or equal the greater of (1) the lesser of (x) 10% of the Combined Commitments or (y) 10% of the Combined Borrowing Base, and (2) $2,000,000, in each case for three or more Business Days in any consecutive 30 day period (with the Fixed Charge Coverage Ratio calculated as of the end of the month for which the Lender has most recently received financial statements).

    ARTICLE II. REPRESENTATIONS. Each Loan Party represents and warrants to the Lender that:

    2.1    This Amendment has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

    2.2    After giving effect to this Amendment, the representations and warranties contained in Article III of the Credit Agreement and in the other Loan Documents are true in all material respects on and as of the date hereof with the same force and effect as if made on and as of the date hereof (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects).

    2.3    After giving effect to this Amendment, no Default exists or has occurred and is continuing, and no Default will be caused after giving effect to this Amendment.

    ARTICLE III. CONDITIONS OF EFFECTIVENESS. This Amendment shall become effective as of the date hereof when each of the following conditions is satisfied:

    3.1    The Loan Parties and the Lender shall have signed this Amendment.

    3.2    The Loan Parties shall have delivered an amendment to the Export Credit Agreement, and any additional documents required to be delivered in connection with such amendment.

    3.3    The Lender shall have received such other documents, if any, as disclosed on the closing list provided to the Loan Parties prior to the date hereof.

ARTICLE IV. MISCELLANEOUS.

    4.1    References in the Credit Agreement or in any other Loan Document to the Credit Agreement shall be deemed to be references to the Credit Agreement as amended hereby, as amended previously and as further amended from time to time.

    4.2    Except as expressly amended hereby, the Loan Parties agree that the Credit Agreement and all other Loan Documents are ratified and confirmed, as amended hereby, and shall remain in full force and effect in accordance with their terms and that they have no set off, counterclaim, defense or other claim or dispute with respect to any of the foregoing. The amendment contained herein shall not be construed as a waiver or amendment of any other provision of the Credit Agreement or the other Loan Documents or for any purpose except as expressly set forth herein.

    4.3    Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement. This Amendment shall be governed by and construed in accordance with the internal laws and not the law of conflicts of the State of Ohio, but giving effect to federal laws applicable to national banks. This Amendment is a Loan Document. This Amendment may be signed upon any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument, and telecopied signatures or signatures sent by other electronic imaging shall be effective as originals.

    IN WITNESS WHEREOF, the parties signing this Amendment have caused this Amendment to be executed and delivered as of the day and year first above written.

BORROWERS:

                        SIFCO INDUSTRIES, INC.

By:___/s/ Thomas R. Kubera____________________
Name: Tom Kubera
Title: Chief Financial Officer

                        QUALITY ALUMINUM FORGE, LLC

By:_ /s/ Thomas R. Kubera____________________
Name: Tom Kubera
Title: Treasurer

SIFCO Fifth Amendment Signature Page

                        LENDER:

JPMORGAN CHASE BANK, N.A.

By:____/s/ Michael Byrne_________________
Name: Michael Byrne
Title: Authorized Officer

SIFCO Fifth Amendment Signature Page